Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PATTERN ENERGY GROUP INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

The present name of the corporation is Pattern Energy Group Inc. The corporation was incorporated under the name “Pattern Energy Group Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on October 2, 2012. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Original Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is:

Pattern Energy Group Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL or any applicable successor act thereto, as the same may be amended from time to time.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 620,000,000 shares. The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 520,000,000 shares, $0.01 par value per share, 500,000,000 of which are designated “Class A Common Stock” and 20,000,000 of which are designated “Class B Common Stock.” The total number of shares of Preferred Stock authorized to be issued is 100,000,000 shares, $0.01 par value per share.

A. Common Stock.

1. Ranking. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock, shall be in all respects identical, except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time, this “Certificate of Incorporation”). The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting.

(a) Except as otherwise provided by law or this Certificate of Incorporation or by the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters (including the election of directors). Each holder of Class A Common Stock and Class B Common Stock shall be entitled (i) with respect to each share of Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (ii) to notice of any stockholders’ meeting in accordance with the By-laws, and (iii) to vote upon such matters and in such manner as may be provided by applicable law.

(b) Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(c) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Certificate of Incorporation or a Preferred Stock Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

(d) Notwithstanding any provision of this Certificate of Incorporation to the contrary, any amendment, alteration or repeal of this Certificate of Incorporation, whether by amendment, merger, consolidation or otherwise, that affects the rights, powers and preferences of (i) the Class A Common Stock only, shall require, in addition to any vote required by law, the affirmative vote, consent or approval of (x) the holders of the then-outstanding shares of Class A Common Stock by a majority of votes cast at a meeting or by written consent of stockholders holding a majority of the outstanding shares of Class A Common Stock (if action by written consent is permitted) and (y) the holders of the then-outstanding shares of Class B Common Stock by a majority of votes cast at a meeting or by written consent of stockholders holding a majority of the outstanding shares of Class B Common Stock (if action by written consent is permitted), (ii) the Class B Common Stock only, shall require, in addition to any vote required by law, the affirmative vote, consent or approval of (x) the holders of the then-outstanding shares of Class A Common Stock by a majority of votes cast at a meeting or by written consent of stockholders holding a majority of the outstanding shares of Class A Common Stock (if action by written consent is permitted) and (y) the holders of the then-outstanding shares of Class B Common Stock by a majority of votes cast at a meeting or by written consent of stockholders holding a majority of the outstanding shares of Class B Common Stock (if action by written consent is permitted), and (iii) the Class A Common Stock and the Class B Common Stock, shall require, in addition to any vote required by law, the affirmative vote, consent or approval of (x) the holders of the then-outstanding shares of Class A Common Stock by a majority of votes cast at a meeting or by written consent of stockholders holding a majority of the outstanding shares of Class A Common Stock (if action by written consent is permitted) and (y) the holders of the then-outstanding shares of Class B Common Stock by a majority of votes cast at a meeting or by written consent of stockholders holding a majority of the outstanding shares of Class B Common Stock (if action by written consent is permitted). For the avoidance of doubt, this Article FOURTH, Section A.2(d) shall expire and be of no further force or effect upon the occurrence of a Conversion Event.

3. Dividends.

(a) Subject to the terms of any series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(b) Except as otherwise provided in Article FOURTH, Section A.4 with respect to the distribution of assets in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of Class B Common Stock shall not be entitled to receive any dividends or other distributions in cash, property or shares of stock of the Corporation in respect of their shares of Class B Common Stock.

4. Liquidation. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the entitlements of holders of any series of Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of Class A Common Stock and Class B Common Stock, treated as a single class. A consolidation, reorganization or merger of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered a dissolution, liquidation, or winding-up of the Corporation within the meaning of this Article FOURTH, Section A.4.

5. Subdivision or Combination. If the Corporation in any manner subdivides or combines (by reclassification, stock split, stock dividend or otherwise) the then-outstanding shares of Class A Common Stock, the then-outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines (by reclassification, stock split, stock dividend or otherwise) the then-outstanding shares of Class B Common Stock, the then-outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be.

6. Consolidation, Reorganization or Merger. Subject to the terms of any series of Preferred Stock, in case of any consolidation, reorganization, share exchange or merger of the Corporation with or into another person or persons in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash). In the event that the holders of shares of Class A Common Stock or shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted identical election rights, as the case may be.

7. Conversion of Class B Common Stock.

(a) The Class B Common Stock shall automatically, without any further act or deed on the part of the Corporation or any other person be converted into Class A Common Stock on a share-for-share basis upon the occurrence of a Conversion Event. At such time of automatic conversion of Class B Common Stock pursuant to this Article FOURTH, Section A.7(a), the certificate(s) formerly representing the outstanding shares of Class B Common Stock, if such shares are certificated, or, if such shares are uncertificated, shares in book-entry form, so converted will thereafter be deemed to represent a like number of shares of Class A Common Stock. Shares of Class B Common Stock converted into shares of Class A Common Stock pursuant to this Article FOURTH, Section A.7 shall be retired and the Corporation shall not be authorized to reissue such shares of Class B Common Stock.

(b) As promptly as practicable after the presentation and surrender for conversion, during usual business hours at any office of the Corporation or the Corporation’s transfer agent and registrar, if applicable, of any certificate representing shares of Class B Common Stock, if such shares are certificated, or, if such shares are uncertificated, shares in book-entry form, that have been converted into shares of Class A Common Stock pursuant to Article FOURTH, Section A.7(a) hereof, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate representing the number of shares of Class A Common Stock issuable upon such conversion, if such shares are certificated, or, if such shares are uncertificated, register such shares in book-entry form. The issuance of certificates or the registration of such shares in book-entry form representing shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issuance and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(c) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to this Article FOURTH, Section A.7, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient for such purpose, in addition to such other remedies as shall be available to a holder of such Class B Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

8. Transfer of Class B Common Stock.

(a) No beneficial owner of shares of Class B Common Stock (herein referred to as a “Class B Stockholder”) may, directly or indirectly, transfer, and the Corporation shall not register the transfer of, shares of Class B Common Stock, whether by sale, assignment, gift or otherwise, except to a Class B Permitted Transferee. For purposes of this Article FOURTH, Section A.8, a “Class B Permitted Transferee” shall mean: (i) the Corporation and any Corporation Affiliate; (ii) any employee or officer of the Corporation or a Corporation Affiliate; (iii) any of the PEG LP Entities; (iv) any PEG LP Employee; (v) in the case of another person that acquires shares of Class B Common Stock in a Business Combination, such other person and such other person’s officers, employees and affiliates; and (vi) in the case of any Class B Stockholder that is a natural person, the estate of such natural person or any legatee, heir or distributees thereof. Notwithstanding anything in this Article FOURTH, Section A.8 to the contrary, and for the avoidance of doubt, the transfer restrictions contained in this Article FOURTH, Section A.8 (i) shall not apply to the transfer of shares of Class B Common Stock to the Corporation in exchange for shares of Class A Common Stock pursuant to Article FOURTH, Section A.7 hereof, (ii) shall not apply to a transfer or conversion of shares of Class B Common Stock in connection with a Business Combination, (iii) shall expire and be of no further force or effect upon the occurrence of a Conversion Event and (iv) shall not apply to the shares of Class A Common Stock into which shares of Class B Common Stock will be converted upon the occurrence of a Conversion Event.

(b) Any person who holds shares of Class B Common Stock for the beneficial ownership of another, including (i) any broker or dealer in securities; (ii) any clearing house; (iii) any bank, trust company, savings and loan association or other financial institution; (iv) any other nominee; and (v) any savings plan or account or related trust, such as an individual retirement account, principally for the benefit of any individual, may transfer such shares to the person or persons for whose benefit it holds such shares.

(c) Any purported transfer or assignment of shares of Class B Common Stock in violation of this Article FOURTH, Section A.8 shall be void ab initio. Any purported transferee of shares of Class B Common Stock pursuant to a transfer or assignment made in violation of this Article FOURTH, Section A.8 shall have no rights as a stockholder of the Corporation and no other rights against or with respect to the Corporation.

(d) The Corporation and any transfer agent of Class B Common Stock may as a condition to the transfer or the registration of any transfer of shares of Class B Common Stock permitted by this Article FOURTH, Section A.8 require the furnishing of such affidavits or other proof as they deem necessary to establish that such transferee is a Class B Permitted Transferee.

9. Coattail Provision.

(a) For the purposes of this Article FOURTH, Section A.9:

“affiliate” has the meaning assigned by the OSA;

“associate” has the meaning assigned by the OSA;

“Offeror” means a person or entity that makes an offer or acts jointly or in concert with a person or entity making an offer to purchase the Class B Common Stock and such person’s or entity’s associates or affiliates; and

“OSA” means the Securities Act (Ontario), as amended from time to time.

(b) The shares of Class B Common Stock are not transferrable, directly or indirectly, pursuant to an offer to purchase the Class B Common Stock that, if such shares of Class B Common Stock had been shares of Class A Common Stock, would have required the Offeror, by reason of the OSA to make a take-over bid (as defined in the OSA) (a “Class B Offer”) to holders of Class A Common Stock on the same terms; provided that, these restrictions will not prevent a holder of Class B Common Stock from electing to deposit shares of Class B Common Stock pursuant to a Class B Offer if the Offeror concurrently makes an offer to purchase shares of Class A Common Stock that:

(i)	offers a price per share of Class A Common Stock at least as high as the highest price per share of Class B Common Stock pursuant to the Class B Offer;

(ii)	provides that the percentage of outstanding shares of Class A Common Stock to be taken up (exclusive of shares of Class A Common Stock owned immediately prior to the offer by the Offeror) is at least as high as the percentage of shares of Class B Common Stock to be taken up (exclusive of shares of Class B Common Stock owned immediately prior to the Class B Offer by the Offeror) and the Offeror does not acquire any shares of Class B Common Stock unless the Offeror also acquires a proportionate number of shares of Class A Common Stock actually tendered to such offer;

(iii)	has no conditions attached other than the conditions attached to the Class B Offer; and

(iv)	is in all other material respects identical to the Class B Offer.

For greater certainty, the foregoing restrictions will not prevent a sale by a holder of Class B Common Stock if the offer to purchase such shares of Class B Common Stock would have constituted an exempt take-over bid (as defined in the OSA) or would not constitute a formal take-over bid (as defined in the OSA) had it been an offer to acquire from such holder, shares of Class A Common Stock rather than shares of Class B Common Stock.

B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide, by resolution or resolutions from time to time, for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or any other class or series;

(j) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

C. Reclassification.

1. Reclassification. Immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Corporation (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into one share of Class A Common Stock (the “Reclassification”).

2. Certificates. The Reclassification shall be deemed to occur at the Effective Time, regardless of when any certificate previously representing such shares of Old Common Stock (if such shares are held in certificated form) is physically surrendered to the Corporation in exchange for certificates representing Class A Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Old Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such shares of Class A Common Stock, automatically represent from and after the Effective Time the number of shares of Class A Common Stock prescribed by Article FOURTH, Section C.1 above.

3. Status. All shares of Class A Common Stock outstanding by operation of the Reclassification shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B. Removal. Any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class.

C. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the by-laws of the Corporation (the “By-Laws”).

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the By-laws subject to any limitations contained therein.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH: Unless and except to the extent that the By-laws shall so require, the election of directors of the Corporation need not be by written ballot.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: The Corporation shall not be subject to the provisions of Section 203 of the DGCL.

ELEVENTH: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize such action; provided, however, that, from and after the date that the Aggregate Ownership Interest of the PEG LP Entities represents less than 50% of the Common Stock of the Corporation then-outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

TWELFTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, or by the stockholders of the Corporation holding at least a majority of the total voting power of the then outstanding shares of capital stock of the Corporation; provided, however, that, from and after the date that the Aggregate Ownership Interest of the PEG LP Entities represents less than 50% of the Common Stock of the Corporation then-outstanding, special meetings of stockholders for any purpose or purposes may be called at any time by only the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

THIRTEENTH: To the fullest extent permitted by applicable law, the Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to Riverstone Holdings LLC or any of its respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) or business opportunities that such parties participate in or desire to participate in, even if the opportunity is one that the Corporation might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation for breach of any fiduciary or other duty, as a director or controlling stockholder or otherwise, by reason of the fact that such person pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation, unless, in the case of any such person who is the Corporation’s director, any such business opportunity is expressly offered to such director in writing solely in his or her capacity as the Corporation’s director.

FOURTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH.

FIFTEENTH: Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:

A. “Aggregate Ownership Interest” means, with respect to the PEG LP Entities, the quotient, expressed as a percentage, obtained by dividing (a) the aggregate number of shares of Common Stock of the Corporation held or beneficially owned by the PEG LP Entities by (b) the aggregate number of outstanding shares of Common Stock of the Corporation.

B. “beneficial ownership” (or words or phrases of similar import) shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

C. “Business Combination” shall mean a take-over bid, tender offer, merger or similar business combination in respect of the Corporation.

D. “Commercial Operation” shall mean the date upon which the South Kent Project has achieved “Commercial Operation” under the South Kent Wind Project Power Purchase Agreement, dated August 2, 2011, between Ontario Power Authority and South Kent Wind LP.

E. “Conversion Event” shall mean the later of (i) December 31, 2014; and (ii) the date on which the South Kent Project has achieved Commercial Operation.

F. “Corporation Affiliate” shall mean (i) any person of which the Corporation is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (ii) any other person that (directly or indirectly) is controlled by the Corporation.

G. “person” shall mean a natural person, corporation, partnership, limited liability company, unlimited liability company, joint venture, trust, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.

H. “PEG LP” shall mean Pattern Energy Group LP, a Delaware limited partnership, any of its successors by way of merger or share exchange, any acquiror of all or substantially all of its assets and any person of which Pattern Energy Group LP becomes a subsidiary.

I. “PEG LP Affiliate” shall mean, other than the Corporation or any Corporation Affiliate, (i) any person of which PEG LP is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests and (ii) any other person that (directly or indirectly) is controlled by PEG LP, controls PEG LP or is under common control with PEG LP.

J. “PEG LP Employee” shall mean any employee or officer of any of the PEG LP Entities.

K. “PEG LP Entities” shall mean, collectively, PEG LP and any PEG LP Affiliate.

L. “South Kent Project” shall mean the wind power project assets held by South Kent Wind LP, a limited partnership formed under the laws of the Province of Ontario, which upon commencement of commercial operations will have an owned capacity of 135 megawatts.

For purposes of the foregoing definitions, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer this              day of September, 2013.

PATTERN ENERGY GROUP INC.

By:
Name:
Title:

12